Exhibit 99.1



                      S.Y. Bancorp Announces Third Quarter
         Results, Highlighted by Continued Growth in Its Loan Portfolio


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 18, 2006--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, southern Indiana and Indianapolis, today reported results for the third quarter and nine months ended September 30, 2006. Highlights of the third quarter included a higher level of net interest income year over year, underscoring continued growth in the Company's loan portfolio against the backdrop of a more competitive environment, together with a slight increase in net interest margin versus the year-earlier quarter. Non-interest income also continued to increase year over year, primarily on the strength of fee income for investment management and trust services.

    The positive earnings impact of these factors, however, was more than offset by the aggregate effect of three particular items. First, as previously announced, during the third quarter the Company redeemed all of its $20 million issuance of 9% cumulative trust preferred securities, recognizing expense of $879,000 of unamortized issuance costs. This resulted in an after-tax impact to third quarter earnings of approximately $0.04 per diluted share. Second, the Company recorded a $450,000 provision for loan losses compared with zero in the year-earlier quarter, reducing third quarter earnings by $0.02 per diluted share. Third, the Company recognized $85,000 of stock option expense in the third quarter; no such expense was recorded in the prior-year quarter.

    A summary of results for the third quarter and year-to-date period follows:



Quarter ended September 30,        2006         2005         Change
------------------------------- ------------ ------------ ------------
Net income                       $5,421,000   $5,851,000         -7.3%
Net income per share, diluted         $0.37        $0.40         -7.5%
Return on average equity              16.29%       18.77%
Return on average assets               1.60%        1.83%

Nine months ended September 30,    2006         2005         Change
------------------------------- ------------ ------------ ------------
Net income                      $16,609,000  $16,120,000          3.0%
Net income per share, diluted         $1.13        $1.09          3.7%
Return on average equity              17.03%       17.90%
Return on average assets               1.65%        1.71%

Additional unaudited supplemental financial information for the third quarter and nine months ended September 30, 2006 and 2005, may be obtained by following this link:
 http://www.irinfo.com/sybt/3q06fsa.pdf.


    Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Although we are pleased with the fundamental strength of our operations, particularly in our core banking business, earnings did not match the level we achieved in the same period last year. We recognize that charges related to our redemption of high-cost trust preferred securities during the third quarter, along with stock compensation expense, were the principal reasons for the year-over-year decline in earnings. As future interest expense savings help offset the cost of the redemption, and as stock compensation expense becomes more comparable in future reported results, we are confident that the strong underlying trends in our business will once again be more evident." Heintzman noted that, despite these additional charges, the Company continued to post solid returns in the third quarter, as return on average equity topped 15% while return on average assets exceeded 1.5%. In the Company's view, these benchmark levels help identify the top-performing banks in the industry.

    S.Y. Bancorp's total assets for the third quarter increased 6% to $1.354 billion from $1.273 billion at September 30, 2005. The Company's loan portfolio increased 9% to $1.117 billion from $1.025 billion for the year-earlier period, primarily due to steady loan growth throughout the year. Deposits at September 30, 2006, increased 7% to $1.067 billion from $994 million at September 30, 2005, primarily due to an increase in time deposits following certificate of deposit promotions in 2006.

    With respect to the increase in the provision for loan losses, Heintzman said the decision to resume quarterly provisions for loan losses in 2006, when no provisions were made in the last three quarters of 2005, reflects more uncertain economic conditions, higher loan volume, and an increase in non-performing loans in the first half of 2006. Non-performing loans for third quarter declined on a linked-quarter basis to $6,765,000, but remained higher than in the third quarter of 2005. The ratio of non-performing loans to total loans was 0.61% in the third quarter of 2006, down from 0.67% in the second quarter of 2006, but up from 0.38% in the third quarter last year. Also, net charge-offs of 0.09% to average loans through the first nine months of 2006, while running ahead of the 0.05% recorded in same period last year, are approaching a more normalized level for the Company following the unusually low point seen in 2005. Management continues to view these metrics, at the lower end of a five-year historical range, as an indication of overall sound asset quality and believes that it has appropriately recognized the loan-loss exposure in its portfolio.

    Net interest income, the Company's largest source of revenue, increased $879,000 or 7% in the third quarter of 2006 compared with the year-earlier period. Net interest income increased $3,902,000 or 11% in the first nine months of 2006 compared with the year-earlier period. These increases reflected continued growth in the Company's loan portfolio, its most significant earning asset, together with a relatively stable net interest margin. Net interest margin for the third quarter was four basis points higher at 4.39% compared with the year-earlier period. Funding costs, however, have accelerated recently due to more intense competitive conditions, as indicated by a decline of two basis points in the net interest margin on a linked-quarter basis from 4.41% in the second quarter of 2006. While the Company believes it remains well positioned for the current interest rate environment, with approximately half of its loan portfolio bearing variable rates, it expects continued pressure on net interest margins in the near term.

    Non-interest income increased $124,000 or 2% in the third quarter compared with the same quarter last year and $812,000 or 4% in the first nine months of 2006 compared with the year-earlier period. Investment management and trust income, along with bankcard transaction revenue, have been the principal drivers of this growth, advancing 10% and 17%, respectively, in the third quarter and 7% and 20%, respectively, in the year-to-date period. Service charges on deposit accounts, while up 5% in the first nine months of 2006, declined 2% in the third quarter after peaking in the second quarter of 2006, even as the number of accounts continues to grow. Brokerage fees and commissions declined 14% in the third quarter compared with the same quarter last year and were down 1% in the year-to-date period.

    Non-interest expense increased $967,000 or 9% in the third quarter of 2006 versus the same period last year and $2,300,000 or 7% in the first nine months of 2006 compared with the year-earlier period. The increase for the third quarter reflected primarily the write off of $879,000 in unamortized issuance costs on trust preferred securities and the recognition of $85,000 in stock option expense, which together were offset somewhat by a reduction in incentive compensation. The increase for the year-to-date period reflected primarily those same factors, with stock compensation expense in 2006 totaling $469,000 thus far (and expected to total approximately $525,000 for the full year), as well as the impact of higher salaries and employee benefits.

    The Company's efficiency ratio rose to 56.93% in the third quarter of 2006 from 53.90% in the second quarter of 2006 and 55.11% in the third quarter last year. The increase in the efficiency ratio on a linked-quarter basis primarily reflected the impact of the write off of unamortized issuance costs in the third quarter.

    In August, S.Y. Bancorp's Board of Directors increased the Company's cash dividend on common stock $0.01 or 7% to $0.15 per share. This was the fifth consecutive quarter in which the Company raised its cash payout, through higher declarations or by virtue of a recent stock dividend, with the new rate representing a 31% increase over the year-earlier dividend rate. The latest dividend was distributed on October 2, 2006, to stockholders of record as of September 15, 2006.

    In closing, Heintzman added, "While the competitive climate remains tough, and intensified further by new entrants in our markets, we believe S.Y. Bancorp offers many advantages to customers that continue to translate into new business opportunities for our company. This can be seen in an acceleration of our loan growth through the first nine months of 2006 versus the same period last year. With our reputation, customer focus, and broad range of services, we offer the sophistication and strength of a regional institution in a community banking model - a differentiation not easily matched by the newcomers to our markets. At the same time, these strengths are helping us attract the best in banking talent to drive future growth, and in our view the Company remains the employer of choice for productive, career-oriented bankers in Louisville. We also are excited about the outlook for expanding our style of banking and are already proceeding with a second location in Indianapolis. Considering the new opportunities we see ahead, as well as the attractive prospects for ongoing organic growth in Louisville, we feel good about the direction we are headed and think S.Y. Bancorp is well positioned to return to double-digit loan growth and a strong earnings trend line in the future."

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.354 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.



                             S.Y. Bancorp
               Summary Unaudited Financial Information
               (in thousands except per share amounts)

                                     Third Quarter      Nine Months
                                         Ended             Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                    2006     2005     2006     2005
                                   -------- -------- -------- --------
Interest income                    $22,029  $18,561  $63,600  $52,641
Interest expense                     8,422    5,833   23,570   16,513
                                   -------- -------- -------- --------
Net interest income                 13,607   12,728   40,030   36,128
Provision for loan losses              450       --    1,400      225
                                   -------- -------- -------- --------
Net interest income after
 provision for loan losses          13,157   12,728   38,630   35,903
Non-interest income                  6,942    6,818   20,996   20,184
Non-interest expense                11,846   10,879   34,814   32,514
                                   -------- -------- -------- --------
Net income before income taxes       8,253    8,667   24,812   23,573
Provision for income taxes           2,832    2,816    8,203    7,453
                                   -------- -------- -------- --------
Net income                          $5,421   $5,851  $16,609  $16,120
                                   ======== ======== ======== ========
Net income per share (1)
    Basic                            $0.38    $0.40    $1.15    $1.10
    Diluted                          $0.37    $0.40    $1.13    $1.09
Weighted average shares
 outstanding (1)
    Basic                           14,426   14,569   14,471   14,605
    Diluted                         14,718   14,807   14,736   14,843




                                 Sept. 30,     Dec. 31,    Sept. 30,
                                   2006         2005         2005
                                ------------ ------------ ------------
Total assets                     $1,353,893   $1,330,438   $1,273,372
Total loans                       1,116,799    1,053,871    1,024,839
Non-interest bearing deposits       168,190      180,628      175,562
Interest-bearing deposits           898,774      850,729      818,859
                                ------------ ------------ ------------
      Total deposits              1,066,964    1,031,357      994,421
Stockholders' equity                134,576      125,797      123,423
Book value per share (1)               9.32         8.68         8.49

(1) Adjusted as appropriate for the 5% stock dividend.

Unaudited supplemental financial information for the third quarter and nine months ended September 30, 2006 and 2005, may be obtained by following this link: http://www.irinfo.com/sybt/3q06fsa.pdf.




    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176